A Special Joint Meeting of the Stockholders of the Cognitive Value Fund, Enhanced Growth Fund and International Equity Fund was held on March 30, 2006. A description of each proposal and the number of shares voted at the meeting (together with the percent of shares outstanding) are as follows:

                                                                   Abstained/
                                         Voted        Voted        Withheld
                                         For          Against      Authority
1. Approval of an Agreement and
Plan of Reorganization pursuant
to which the Value Fund will
transfer all of its assets to
the HighMark Cognitive Value Fund,
a series of HighMark Funds, in
return for Class M shares of
HighMark Cognitive Value Fund.
At the same time, HighMark
Cognitive Value Fund will assume
all of the identified liabilities
of the Value Fund.  After these
transfers, Class M shares of
HighMark Cognitive Value Fund will
be distributed to Value Fund
stockholders of record according
to their respective interests, and
the Value Fund will be liquidated
and dissolved. A vote in favor of
the reorganization will also
constitute a vote in favor of the
liquidation and distribution of the
Value Fund.                              4,224,091    7,597        66,913
                                         (59.11%)     (0.11%)      (0.94%)

2. Approval of an Agreement and
Plan of Reorganization pursuant to
which the Growth Fund will transfer
all of its assets to the HighMark
Enhanced Growth Fund, a series of
HighMark Funds, in return for Class M
shares of HighMark Enhanced Growth
Fund.  At the same time, HighMark
Enhanced Growth Fund will assume
all of the identified liabilities of
the Growth Fund.  After these transfers,
Class M shares of HighMark Enhanced
Growth Fund will be distributed to
Growth Fund stockholders of record
according to their respective interests,
and the Growth Fund will be liquidated
and dissolved. A vote in favor of the
reorganization will also constitute a
vote in favor of the liquidation and
distribution of the Growth Fund.         8,616,984    18,367       152,781
                                         (58.55%)     (0.13%)      (1.04%)

3. Approval of an Agreement and Plan of
Reorganization pursuant to which the
Equity Fund will transfer all of its
assets to the HighMark International
Opportunities Fund, a series of HighMark
Funds, in return for Class M shares of
HighMark International Opportunities
Fund.  At the same time, HighMark
International Opportunities Fund will
assume all of the identified liabilities
of the Equity Fund.  After these
transfers, Class M shares of HighMark
International Opportunities Fund will
be distributed to Equity Fund
stockholders of record according to
their respective interests, and the
Equity Fund will be liquidated and
dissolved. A vote in favor of the
reorganization will also constitute a
vote in favor of the liquidation and
distribution of the Equity Fund.         13,541,080   158,477      216,556
                                         (57.29%)     (0.67%)      (0.92%)

Approval of each of these proposals required an affirmative vote of more than 50% of the outstanding shares of the pertinent Fund. All three proposals were approved.